As filed with the Securities and Exchange Commission on December 10, 2008
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2477875
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

1455 Valley Road
Wayne, New Jersey 07470
(973) 305-8800
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Gerald H. Lipkin, Chairman, President and Chief Executive Officer
1455 Valley Road
Wayne, New Jersey 07470
(973) 305-8800
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Ronald H. Janis, Esq.
Michael T. Rave, Esq.
Day Pitney LLP
P.O. Box 1945
Morristown, NJ 07962
(973) 966-6300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

		PROPOSED		PROPOSED
TITLE OF EACH		MAXIMUM		MAXIMUM		AMOUNT OF
CLASS OF SECURITIES	AMOUNT TO BE	OFFERING PRICE		AGGREGATE		REGISTRATION
TO BE REGISTERED	REGISTERED	PER SHARE		OFFERING PRICE		FEE

Fixed Rate Cumulative	300,000 shares	$1,000	(1)	$300,000,000	(1)	$11,790.00
Perpetual Preferred Stock,
Series A, no par value

Warrant to Purchase	2,297,090 shares(2)	$19.59	(3)	$45,000,000	(3)	$1,768.50
Common Stock, and
Underlying shares of
Common Stock,
no par value

Total:				$345,000,000		$13,558.50

(1)   Calculated in accordance with Rule 457(a).

(2)   In addition to the Fixed Rate Cumulative Perpertual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 2,297,090 shares of common stock with an initial per share exercise price of $19.59 per share, (b) the 2,297,090 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)   Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $19.59.

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PROSPECTUS
===========================================================
VALLEY NATIONAL BANCORP

Fixed Rate Cumulative Perpetual Preferred Stock, Series A, No Par Value

Warrant to Purchase 2,297,090 Shares of Common Stock, No Par Value

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or senior preferred stock, a warrant to purchase 2,297,090 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the shares of senior preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities.  The senior preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated November 14, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The senior preferred stock is not listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the senior preferred stock on any exchange.

The common stock of Valley is listed on the New York Stock Exchange under the symbol “VLY”.  On December 5, 2008, the closing price for the common stock was $18.29 per share.

Investing in our securities involves risks.  You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE COMMISSIONER OF BANKING AND INSURANCE OF THE STATE OF NEW JERSEY OR ANY OTHER GOVERNMENTAL AGENCY.

Our principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470 and our telephone number is (973) 305-8800.

The date of this prospectus is December 10, 2008.

ABOUT THIS PROSPECTUS

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Valley National  Bancorp” or “Valley” as used in this prospectus refer to Valley National Bancorp and its subsidiaries including Valley National Bank.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.  You should read the entire prospectus carefully, including the “Risk Factors” section and the other documents we refer to and incorporate by reference, in order to understand this offering fully.  In particular, we incorporate important business and financial information into this prospectus by reference.

Valley National Bancorp, a New Jersey corporation, is the bank holding company for Valley National Bank.  At November 30, 2008, Valley National Bank had 195 full-service banking offices located throughout northern and central New Jersey and New York City.

On November 14, 2008, Valley entered into a Letter Agreement and a Securities Purchase Agreement – Standard Terms with the Treasury, pursuant to which Valley agreed to issue and sell, and the Treasury agreed to purchase, (i) 300,000 shares of Valley’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase up to 2,297,090 shares of Valley’s common stock, no par value, at an initial exercise price of $19.59 per share.  The warrant was immediately exercisable upon its issuance and will expire on November 14, 2018.

We are registering the shares of the senior preferred stock and the warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as the shares of Valley common stock to be issued upon the exercise of the warrant.  We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the securities offered under this prospectus.

The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:

	Nine months ended		Years ended December 31,
	September 30, 2008		2007		2006		2005		2004		2003
Excluding interest on deposits	1.87	x	2.50	x	2.56	x	3.17	x	3.90	x	3.91	x
Including interest on deposits	1.41	x	1.59	x	1.64	x	2.00	x	2.54	x	2.54	x

Note: The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

The common stock of Valley is listed on the New York Stock Exchange under the symbol “VLY”.  Valley’s principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470 and its telephone number is (973) 305-8800.

RISK FACTORS

An investment in Valley securities involves risks.  The material risks and uncertainties that management believes affect Valley are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus.  The risks and uncertainties described below are not the only ones facing Valley.  Additional risks and uncertainties that management is not aware of or that management currently believes are immaterial may also impair Valley’s business operations.  This prospectus is qualified in its entirety by these risk factors.

Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.

Negative developments in the latter half of 2007 and the first eleven months of 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in the last month of 2008 and in 2009. Loan portfolio performances have deteriorated at many institutions resulting from, amongst other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same insitutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years.  As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions.  Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

Declines in Value May Adversely Impact the Investment Portfolio.

As of September 30, 2008, we had approximately $1.7 billion and $654.2 million in available for sale and held to maturity investment securities, respectively. We may be required to record impairment charges on our investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for re-sales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on our investment portfolio in future periods.  If an impairment charge is significant enough it could affect the ability of our bank to upstream dividends to us, which could have a material adverse effect on our liquidity and our ability to pay dividends to shareholders and could also negatively impact our regulatory capital ratios and result in our bank not being classified as “well-capitalized” for regulatory purposes.

Changes in Interest Rates Can Have an Adverse Effect on Profitability.

Valley’s earnings and cash flows are largely dependent upon its net interest income.  Net interest income is the difference between interest income earned on interest-earning assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds.  Interest rates are sensitive to many factors that are beyond Valley’s control, including general economic conditions, competition, and policies of various governmental and regulatory agencies and, in particular, the policies of the Board of Governors of the Federal Reserve.  Changes in monetary policy, including changes in interest rates, could influence not only the interest Valley receives on loans and investment securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) Valley’s ability to originate loans and obtain deposits, (ii) the fair value of Valley’s financial assets and liabilities, including the held to maturity, available for sale, and trading securities portfolios, and (iii) the average duration of Valley’s interest-earning assets.  This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rate indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment.

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on Valley’s results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on Valley’s financial condition and results of operations.

The price of our common stock may fluctuate.

The price of our common stock on the NYSE constantly changes and recently, given the uncertainty in the financial markets, has fluctuated widely. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and changes in prices.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•          quarterly fluctuations in our operating and financial results;

•          operating results that vary from the expectations of management, securities analysts and investors;

•          changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•          events negatively impacting the financial services industry which result in a general decline in the market valuation of our common stock;

•          announcements of material developments affecting our operations or our dividend policy;

•          future sales of our equity securities;

•          new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•          changes in accounting standards, policies, guidance, interpretations or principles; and

•          general domestic economic and market conditions.

In addition, recently the stock market generally has experienced extreme price and volume fluctuations, and industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of our operating results.

Liquidity Risk.

Liquidity risk is the potential that Valley will be unable to meet its obligations as they come due, capitalize on growth opportunities as they arise, or pay regular dividends because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances.

Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to shareholders, operating expenses and capital expenditures.

Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments; sale, maturity and prepayment of investment securities; net cash provided from operations and access to other funding sources.

Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as the recent turmoil faced by banking organizations in the domestic and worldwide credit markets deteriorates.

Competition in the Financial Services Industry.

Valley faces substantial competition in all areas of its operations from a variety of different competitors, many of which are larger and may have more financial resources than Valley.  Valley competes with other providers of financial services such as commercial and savings banks, savings and loan associations, credit unions, money market and mutual funds, mortgage companies, title agencies, asset managers, insurance companies and a large list of other local, regional and national institutions which offer financial services.  Mergers between financial institutions within New Jersey and in neighboring states have added competitive pressure.  If Valley is unable to compete effectively, it will lose market share and its income generated from loans, deposits, and other financial products will decline.

Our preferred shares impact net income available to our common stockholders and our earnings per share.

As long as there are senior preferred shares outstanding, no dividends may be paid on our common stock unless all dividends on the senior preferred shares have been paid in full.  The dividends declared on our fixed rate preferred shares will reduce the net income available to common shareholders and our earnings per common share.  Additionally, warrants to purchase Valley common stock issued to the Treasury, in conjunction with the preferred shares, may be dilutive to our earnings per share.  The senior preferred shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of Valley.

Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors.  Although we have historically declared cash dividends on our common stock, we are not required to do so and our board of directors may reduce or eliminate our common stock dividend in the future.  This could adversely affect the market price of our common stock.

Future offerings of debt or other securities may adversely affect the market price of our stock.

In the future, we may attempt to increase our capital resources or, if our or Valley National Bank’s capital ratios fall below the required minimums, we or Valley National Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Allowance For Loan Losses May Be Insufficient.

Valley maintains an allowance for loan losses based on, among other things, national and regional economic conditions, historical loss experience and delinquency trends.  However, Valley cannot predict loan losses with certainty, and Valley cannot provide assurance that charge-offs in future periods will not exceed the allowance for loan losses.  If net charge-offs exceed Valley’s allowance, its earnings would decrease.  In addition, regulatory agencies review Valley’s allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination.  Valley management could also decide that the allowance for loan losses should be increased.  An increase in Valley’s allowance for loan losses could reduce its earnings.

Loss of Lower-Cost Funding Sources.

Checking and savings, NOW, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff.  If customers move money out of bank deposits and into other investments, Valley could lose a relatively low cost source of funds, increasing its funding costs and reducing Valley’s net interest income and net income.

Changes in Primary Market Areas Could Adversely Impact Results of Operations and Financial Condition.

Much of Valley’s lending is in northern and central New Jersey and New York City.  As a result of this geographic concentration, a significant broad-based deterioration in economic conditions in New Jersey and the New York City metropolitan area could have a material adverse impact on the quality of Valley’s loan portfolio, and accordingly, Valley’s results of operations.  Such a decline in economic conditions could restrict borrowers’ ability to pay outstanding principal and interest on loans when due, and, consequently, adversely affect the cash flows of Valley’s business.

Valley’s loan portfolio is largely secured by real estate collateral.  A substantial portion of the real and personal property securing the loans in Valley’s portfolio is located in New Jersey and New York City.  Conditions in the real estate markets in which the collateral for Valley’s loans are located strongly influence the level of Valley’s non-performing loans and results of operations.  A decline in the New Jersey and New York City metropolitan area real estate markets, as well as other external factors, could adversely affect Valley’s loan portfolio.

Potential Acquisitions May Disrupt Valley’s Business and Dilute Shareholder Value.

Valley regularly evaluates merger and acquisition opportunities and conducts due diligence activities related to possible transactions with other financial institutions and financial services companies.  As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time.  Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of Valley’s tangible book value and net income per common share may occur in connection with any future transaction.  Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on Valley’s financial condition and results of operations.

Implementation of Growth Strategies.

Valley has a strategic branch expansion initiative to expand its physical presence in New York City, including Kings and Queens counties, New York, and fill in its markets within New Jersey.  Additionally, in 2007, Valley expanded the geographic presence of its auto loan dealer network into Connecticut, which network already includes Pennsylvania, Florida, New York, and New Jersey.  Valley can provide no assurances that it will successfully implement these initiatives.

Valley’s ability to successfully execute these initiatives depends upon a variety of factors, including its ability to attract and retain experienced personnel, the continued availability of desirable business opportunities and locations, the competitive responses from other financial institutions in Valley’s new market areas, and the ability to manage growth.  These initiatives could cause Valley’s expenses to increase faster than revenues.

There are considerable initial and on-going costs involved in opening branches, growing loans in new markets, and attracting new deposit relationships.  These expenses could negatively impact future earnings.  For example, it takes time for new branches and relationships to achieve profitability.  Expenses could be further increased if there are delays in the opening of new branches or if attraction strategies are more costly than expected.  Delays in opening new branches can be caused by a number of factors such as the inability to find suitable locations, zoning and construction delays, and the inability to attract qualified personnel to staff the new branch.  In addition, there is no assurance that a new branch will be successful even after it has been established.

From time to time, Valley may implement new lines of business or offer new products and services within existing lines of business.  There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed.  Valley may invest significant time and resources to develop and market new lines of business and/or products and services.  Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible.  External factors, such as compliance with regulations, competitive alternatives, and shifting customer preferences, may also impact the successful implementation of a new line of business or a new product or service.  Additionally, any new line of business and/or new product or service could have a significant impact on the effectiveness of Valley’s system of internal controls.  Failure to successfully manage these risks could have a material adverse effect on Valley’s business, results of operations and financial condition.

Changes in Accounting Policies or Accounting Standards.

Valley’s accounting policies are fundamental to understanding its financial results and condition.  Some of these policies require use of estimates and assumptions that may affect the value of Valley’s assets or liabilities and financial results.  Valley identified its accounting policies regarding the allowance for loan losses, goodwill and other intangible assets, and income taxes to be critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain.  Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available.

From time to time the Financial Accounting Standards Board (“FASB”) and the SEC change the financial accounting and reporting standards that govern the form and content of Valley’s external financial statements.  In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and Valley’s outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied.  Changes in financial accounting and reporting standards and changes in current interpretations may be beyond Valley’s control, can be hard to predict and could materially impact how Valley reports its financial results and condition.  In certain cases, Valley could be required to apply a new or revised standard retroactively or apply an existing standard differently (also retroactively) which may result in Valley restating prior period financial statements in material amounts.

Extensive Regulation and Supervision.

Valley, primarily through its principal subsidiary, Valley National Bank, and certain non-bank subsidiaries, is subject to extensive federal and state regulation and supervision.  Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole.  Such laws are not designed to protect Valley shareholders.  These regulations affect Valley’s lending practices, capital structure, investment practices, dividend policy and growth, among other things.  Valley is also subject to a number of federal laws, which, among other things, require it to lend to various sectors of the economy and population, and establish and maintain comprehensive programs relating to anti-money laundering and customer identification.  Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes.  Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Valley in substantial and unpredictable ways.  Such changes could subject Valley to additional costs, limit the types of financial services and products it may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things.  Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Valley’s business, financial condition and results of operations.  Valley’s compliance with certain of these laws will be considered by banking regulators when reviewing bank merger and bank holding company acquisitions.  While Valley has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

Encountering Continuous Technological Change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services.  The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs.  Valley’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in Valley’s operations.  Many of Valley’s competitors have substantially greater resources to invest in technological improvements.  Valley may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.  Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Valley’s business and, in turn, Valley’s financial condition and results of operations.

Operational Risk.

Valley faces the risk that the design of its controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information.  Management regularly reviews and updates Valley’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures.  Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met.  Any failure or circumvention of Valley’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Valley’s business, results of operations and financial condition.

Valley may also be subject to disruptions of its systems arising from events that are wholly or partially beyond its control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability.  Valley is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as is Valley) and to the risk that Valley’s (or its vendors’) business continuity and data security systems prove to be inadequate.

Valley’s performance is largely dependent on the talents and efforts of highly skilled individuals.  There is intense competition in the financial services industry for qualified employees.  In addition, Valley faces increasing competition with businesses outside the financial services industry for the most highly skilled individuals.  Valley’s business operations could be adversely affected if it were unable to attract new employees and retain and motivate its existing employees.

Claims and Litigation Pertaining to Fiduciary Responsibility.

From time to time as part of Valley’s normal course of business, customers make claims and take legal action against Valley based on actions or inactions of Valley.  If such claims and legal actions are not resolved in a manner favorable to Valley, they may result in financial liability and/or adversely affect the market perception of Valley and its products and services.  This may also impact customer demand for Valley’s products and services.  Any financial liability or reputation damage could have a material adverse effect on Valley’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of Valley.  These statements are not historical facts and include expressions about Valley’s:

•          confidence;

•          strategies and expressions about earnings;

•          new and existing programs and products;

•          relationships;

•          opportunities;

•          technology; and

•          market conditions.

You may identify these statements by looking for:

•          forward-looking terminology, like “expect,” “believe” or “anticipate;”

•          expressions of confidence like “strong” or “on-going;” or

•          similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties.  Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•          unanticipated changes in the financial markets and the resulting unanticipated effects on financial instruments in our investment portfolio;

•          volatility in earnings due to certain financial assets and liabilities held at fair value;

•          the occurrence of an other-than-temporary impairment to investment securities classified as available for sale or held to maturity;

•          unanticipated changes in the direction of interest rates;

•          stronger than anticipated competition from banks, other financial institutions and other companies;

•          changes in loan, investment and mortgage prepayment assumptions;

•          insufficient allowance for credit losses;

•          a higher level of net loan charge-offs and delinquencies than anticipated;

•          the inability to realize expected cost savings and synergies from recent acquisitions in the amounts and timeframe anticipated;

•          material adverse changes in our operations or earnings;

•          the inability to retain customers or employees acquired in recent acquisitions;

•          a decline in the economy in our primary market areas, mainly in New Jersey and New York;

•          changes in relationships with major customers;

•          changes in effective income tax rates;

•          higher or lower cash flow levels than anticipated;

•          inability to hire or retain qualified employees;

•          a decline in the levels of deposits or loss of alternate funding sources;

•          a decrease in loan origination volume;

•          a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws;

•          adoption, interpretation and implementation of new or pre-existing accounting pronouncements;

•          the development of new tax strategies or the disallowance of prior tax strategies;

•          operational risks, including the risk of fraud by employees or outsiders and unanticipated litigation pertaining to our fiduciary responsibility; and

•          the inability to successfully implement new lines of business or new products and services.

Valley assumes no obligation for updating its forward-looking statements at any time.

INFORMATION ABOUT VALLEY

General

Valley National Bancorp (“Valley”), a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank.  Valley indirectly owns additional subsidiaries through Valley National Bank.  Valley is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

As of September 30, 2008, Valley had:

•          consolidated assets of $14.3 billion;

•          total deposits of $9.1 billion;

•          total loans of $10.1 billion; and

•          total shareholders’ equity of $1.1 billion.

In addition to Valley’s principal subsidiary, Valley National Bank, Valley owns 100% of the voting shares of VNB Capital Trust I and GCB Capital Trust III, both used to issue trust preferred securities.

Valley’s principal executive offices and telephone number are:

1455 Valley Road
Wayne, New Jersey 07470
(973) 305-8800

Valley National Bank

Valley National Bank is a national banking association chartered in 1927 under the laws of the United States.  Currently, Valley National Bank has 195 full-service banking offices located throughout northern and central New Jersey and New York City.  The Bank provides a full range of commercial and retail banking services.  These services include, but are not limited to, the following: the acceptance of demand, savings and time deposits; extension of consumer, real estate, Small Business Administration loans and other commercial credits; equipment leasing; personal and corporate trust; and pension and fiduciary services.

Valley National Bank’s wholly-owned subsidiaries are all included in the consolidated financial statements of Valley.

These subsidiaries include:

•          a mortgage servicing company;

•          a title insurance agency;

•          asset management advisors which are SEC registered investment advisors;

•          an all-line insurance agency offering property and casualty, life and health insurance;

•          subsidiaries which hold, maintain and manage investment assets for Valley National Bank;

•          a subsidiary which owns and services auto loans;

•          a subsidiary which specializes in asset-based lending;

•          a subsidiary which offers both commercial equipment leases and financing for general aviation aircraft; and

•          a subsidiary specializing in healthcare and commercial equipment leases.

Valley National Bank’s subsidiaries also include real estate investment trust subsidiaries which own real estate-related investments and another REIT subsidiary which owns some of the real estate utilized by Valley National Bank and related real estate investments.

DESCRIPTION OF VALLEY CAPITAL STOCK

The authorized capital stock of Valley presently consists of 190,886,088 shares of common stock and 30,000,000 shares of preferred stock, 300,000 of which have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  As of November 30, 2008, 135,024,004 shares of Valley common stock and 300,000 shares of preferred stock were outstanding.

The following is merely a summary of the terms of Valley’s capital stock.  The full terms of Valley’s capital stock is set forth in Exhibit 3(i) and is incorporated by reference herein.

General

Valley is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act.

Common Stock

The following description of Valley common stock describes certain general terms of Valley common stock.

Dividend Rights

Holders of Valley common stock are entitled to dividends when, as and if declared by the board of directors of Valley out of funds legally available for the payment of dividends.  The only statutory limitation is that such dividends may not be paid when Valley is insolvent.  Funds for the payment of dividends by Valley must come primarily from the earnings of Valley’s bank subsidiary.  Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

As a national banking association, Valley National Bank is subject to limitations on the amount of dividends it may pay to Valley, Valley National Bank’s only shareholder.  Prior Office of the Comptroller of the Currency (“OCC”) approval is required to the extent the total dividends to be declared by Valley National Bank in any calendar year exceeds net profits for that year combined with the bank’s retained net profits from the preceding two calendar years, less any transfers to capital surplus.  Under this limitation, Valley National Bank could declare dividends in 2008 without prior approval of the OCC of up to $63.3 million plus an amount equal to Valley National Bank’s net profits for 2008 to the date of such dividend declaration.

Valley is also subject to certain Federal Reserve Board policies that may, in certain circumstances, limit its ability to pay dividends.  These policies require, among other things, that a bank holding company maintain a minimum capital base.  The Federal Reserve Board may prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

The dividend rights of holders of Valley common stock are qualified and subject to the dividend rights of holders of Valley preferred stock described below.

Voting Rights

At meetings of shareholders, holders of Valley common stock are entitled to one vote per share.  The quorum for shareholders’ meetings is a majority of the outstanding shares.  Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley common stock at a meeting at which a quorum is present.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Valley, holders of Valley common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to the rights of the holders of Valley preferred stock described below.

Assessment and Redemption

All outstanding shares of Valley common stock are fully paid and non-assessable.  Valley common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

American Stock Transfer & Trust Company, LLC is presently both the transfer agent and the registrar for Valley common stock.  Valley common stock is traded on the New York Stock Exchange under the symbol “VLY”, and is registered with the SEC under Section 12(b) of the Exchange Act.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

The following description of Valley preferred stock describes certain general terms of Valley’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  Three hundred thousand of these shares of preferred stock have been authorized, and all shares of the senior preferred stock were issued as of November 14, 2008.  These senior preferred shares have no maturity date.  The remaining 29,700,000 shares of preferred stock remain unissued blank check preferred stock.

Dividend & Repurchase Rights

The Fixed Rate Cumulative Perpetual Preferred Stock, Series A, is senior to our common stock and will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment of the Treasury, November 14, 2013, and thereafter at a rate of 9% per annum.  Dividends will be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year.  Unpaid dividends are compounded (i.e. dividends are paid on the amount of unpaid dividends).

As long as the senior preferred shares are outstanding, Valley would not be able to pay dividends on any common stock shares or any preferred shares ranking pari passu with the senior preferred shares, unless all dividends on the senior preferred shares have been paid in full.

Furthermore, until the earlier of the third anniversary of the Treasury's investment or the date on which the Treasury has transferred all of the senior preferred stock to unaffiliated third parties or such stock is redeemed in full, Valley may not, without the consent of the Treasury, increase the amount of cash dividend on its common stock.  The Treasury’s consent is not required where dividends on common stock are payable solely in shares of Valley common stock.

The Treasury’s consent will be required for any repurchase of Valley common stock or other capital stock or other equity securities of Valley, or any trust preferred securities, other than repurchases of the senior preferred shares and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

For as long as the Treasury continues to own any senior preferred shares, Valley may not repurchase any senior preferred shares from any other holder of such shares unless it offers to repurchase a ratable portion of the senior preferred shares then held by the Treasury on the same terms and conditions.

Conversion

Holders of the senior preferred shares have no right to exchange or convert such shares into any other securities of Valley.

Voting Rights

The senior preferred shares are non-voting shares, other than class voting rights granted under New Jersey law and class voting rights on (i) any authorization or issuance of shares ranking senior to the senior preferred shares; (ii) any amendment to the rights of the senior preferred shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the senior preferred shares.  If dividends on the senior preferred shares as described above are not paid in full for six dividend periods, whether or not consecutive, the senior preferred shareholders would have the right to elect two directors. The right to elect directors would cease when all unpaid dividends (including compounded dividends) have been paid in full.

Liquidation Rights

The senior preferred shares have a liquidation preference of $1,000 per share.  In the event of liquidation, dissolution or winding up of Valley, holders of the Valley preferred stock are entitled to receive full payment of the liquidation amount per share and the amount of any accrued and unpaid dividends, before any distribution of assets or proceeds is made to the holders of Valley common stock.

Redemption

Valley may redeem the senior preferred shares three years after the date of the Treasury’s investment, or earlier if it raises in an equity offering net proceeds equal to the amount of the senior preferred shares to be redeemed.  It must raise proceeds equal to at least 25% of the issue price of the senior preferred shares to redeem any senior preferred shares prior to the end of the third year.  The redemption price is equal to the sum of the liquidation amount per share and any accrued and unpaid dividends on the senior preferred shares up to, but excluding, the date fixed for redemption.

Other Matters

The senior preferred shares are freely transferable.  The senior preferred shares are not subject to any mandatory redemption, sinking fund or other similar provisions.

“Blank Check” Preferred Stock

The remaining 29,700,000 unissued shares of preferred stock are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation.  Except in limited circumstances, Valley’s certificate of incorporation authorizes the Valley board of directors to issue new shares of Valley common stock or preferred stock without further shareholder action.

Valley’s certificate of incorporation gives the board of directors authority at any time to:

•          divide the remaining authorized but unissued shares of preferred stock into series;

•          determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

•          increase the number of shares of any preferred series; and

•          decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of Valley’s common stock will not have preemptive rights with respect to any newly issued stock.  The Valley board could adversely affect the voting power of holders of Valley stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of Valley that the board of directors does not believe to be in the best interests of its shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete.  Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.  The board of directors of Valley has not approved any plan to issue preferred stock for this purpose.  The Valley board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of Valley and its shareholders.

DESCRIPTION OF WARRANT

On November 14, 2008, Valley issued and sold to the Treasury a ten-year warrant to purchase up to 2,297,090 shares of Valley’s common stock, no par value, in addition to the 300,000 shares of Valley Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  The warrant was immediately exercisable by the holder and will expire on November 14, 2018.  The warrant may be exercised in whole or in part.

The exercise price of the warrant is $19.59 per share, determined by reference to the market price of the Valley common stock on the date of the Treasury’s approval of Valley’s application to sell to the Treasury the senior preferred shares (calculated on a 20-day trailing average).

Exercise of Warrant

Without the consent of both Valley and the warrantholder, the warrant may only be exercised on a net basis.  Therefore, the holder does not pay the exercise price but instead authorizes Valley to reduce the shares receivable on exercise of the warrant by the number of shares with a then current market value equal to the exercise price.  To exercise the warrant, the holder must present and surrender the warrant and a notice of exercise to Valley.

Rights of Warrantholder

A holder of the warrant as such is not entitled to vote or exercise any of the rights as a stockholder of Valley until such time as such warrant has been duly exercised.

Transferability of Warrant

The warrant and all rights thereunder are transferable, in whole or in part, by a holder upon surrender of the warrant, duly endorsed, to the office or agency of Valley.  Thereafter, a new warrant registered in the name of the designated transferee or transferees will be made and delivered by Valley.

Share Adjustment

The warrant contains provisions that will adjust the number of shares purchasable upon exercise of the warrant proportionally to reflect any share dividend or other distribution, share subdivision, combination or reclassification which affects holders of record of Valley common stock as of any date on or after the issuance date of the warrant.  In the event of any merger, consolidation, or other business combination to which Valley is a party, the warrantholder’s right to receive shares of common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.

If Valley raises equity capital on or before December 31, 2009 in aggregate gross proceeds of not less than 100% of the issue price of the senior preferred shares sold to the Treasury and if the Treasury is still the holder of the warrant, then the number of shares of Valley common stock underlying the warrant will be reduced by one half.

The foregoing is merely a summary of the terms of the warrant.  The full terms of the warrant are set forth in Exhibit 4 and are incorporated by reference herein.

USE OF PROCEEDS

Because the warrant is exercisable only on a “net” basis, we will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

No shares of our senior preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods.  Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above.  The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:

Consolidated Ratios of Earnings to Fixed Charges

	Nine months ended		Years ended December 31,
	September 30, 2008		2007		2006		2005		2004		2003
Excluding interest on deposits	1.87	x	2.50	x	2.56	x	3.17	x	3.90	x	3.91	x
Including interest on deposits	1.41	x	1.59	x	1.64	x	2.00	x	2.54	x	2.54	x

Note: The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

            The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume.  The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the senior preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

            The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders.  In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the senior preferred stock on any securities exchange or for inclusion of the senior preferred stock in any automated quotation system unless requested by the initial selling shareholder.  No assurance can be given as to the liquidity of the trading market, if any, for the senior preferred stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On November 14, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities to be offered under this prospectus for the account of the selling securityholders are:

•	300,000 shares of senior preferred stock, representing beneficial ownership of 100% of the shares of senior preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 2,297,090 shares of our common stock; and

•
2,297,090 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 1.67% of our common stock outstanding as of December 5, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities of Valley offered hereby will be passed upon for Valley by Day Pitney LLP, Morristown, New Jersey.

EXPERTS

The consolidated financial statements of Valley appearing in Valley's Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of Valley’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus.  This prospectus summarizes material provisions of contracts and other documents that we refer you to.  For further information on Valley and the securities, you should refer to our registration statement and its exhibits.  As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus.  Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.  We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

We also file reports, proxy statements and other information with the SEC.  Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C.  The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•
Current Reports filed on Form 8-K dated January 28, 2008, March 7, 2008, March 20, 2008, May 15, 2008, July 1, 2008 (two), September 4, 2008, October 27, 2008, November 17, 2008, and November 20, 2008;

•	The definitive proxy statement for our 2008 annual meeting of shareholders; and

•	The description of the common stock which is contained in Valley’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;
•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only.  Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07470
Attention:  Dianne M. Grenz
Telephone:  973-305-3380

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the approximate expenses payable by Valley in connection with the sale of the securities being registered:

Registration Statement filing fee	$600
Printing expenses	$5,000
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous	$10,000

Total	$40,600

Item 15.  Indemnification of Directors and Officers

Indemnification.  Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act.  The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful.  For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.  However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding.  If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification.  In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation.  Article VIII of the certificate of incorporation of Valley National Bancorp provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.  If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.

Item 16.  Exhibits

The following exhibits are filed herewith or incorporated by reference.  The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.

3(i)	Amended and Restated Certificate of Incorporation of Valley National Bancorp (filed herewith).

4	Warrant, dated November 14, 2008, to purchase up to 2,297,090 shares of Common Stock (Incorporated by reference to Exhibit 3.2 of Form 8-K filed November 17, 2008).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

10
Letter Agreement, dated November 14, 2008, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between Valley and the Treasury (Incorporated by reference to Exhibit 10.1 of Form 8-K filed November 17, 2008).

12	Statement of ratios of earnings to fixed charges (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).

Item 17.  Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Wayne, State of New Jersey, on the 10th day of December, 2008.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin,
Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald H. Lipkin, Alan D. Eskow and Mitchell L. Crandell as attorneys-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald H. Lipkin	Chairman, President and Chief Executive Officer and Director	December 10, 2008
Gerald H. Lipkin

/s/ Alan D. Eskow	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 10, 2008
Alan D. Eskow

/s/ Mitchell L. Crandell	Senior Vice President and Controller (Principal Accounting Officer)	December 10, 2008
Mitchell L. Crandell

/s/ Andrew B. Abramson	Director	December 10, 2008
Andrew B. Abramson

/s/ Pamela Bronander	Director	December 10, 2008
Pamela Bronander

Director
Eric P. Edelstein

Director
Mary J. Steele Guilfoile

/s/ H. Dale Hemmerdinger	Director	December 10, 2008
H. Dale Hemmerdinger

Director
Graham O. Jones

/s/ Walter H. Jones, III	Director	December 10, 2008
Walter H. Jones, III

/s/ Gerald Korde	Director	December 10, 2008
Gerald Korde

/s/ Michael L. LaRusso	Director	December 10, 2008
Michael L. LaRusso

Director
Marc J. Lenner

/s/ Robinson Markel	Director	December 10, 2008
Robinson Markel

/s/ Richard S. Miller	Director	December 10, 2008
Richard S. Miller

/s/ Barnett Rukin	Director	December 10, 2008
Barnett Rukin

/s/ Suresh L. Sani	Director	December 10, 2008
Suresh L. Sani

/s/ Robert C. Soldoveri	Director	December 10, 2008
Robert C. Soldoveri

INDEX TO EXHIBITS

3(i)	Amended and Restated Certificate of Incorporation of Valley National Bancorp (filed herewith).

4	Warrant, dated November 14, 2008, to purchase up to 2,297,090 shares of Common Stock (Incorporated by reference to Exhibit 3.2 of Form 8-K filed November 17, 2008).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

10
Letter Agreement, dated November 14, 2008, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between Valley and the Treasury (Incorporated by reference to Exhibit 10.1 of Form 8-K filed November 17, 2008).

12	Statement of ratios of earnings to fixed charges (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).